Exhibit 21

Significant Subsidiaries of Walmart Inc.

The following list details certain of the subsidiaries of Walmart Inc. Subsidiaries not included in the list are omitted because, in the aggregate, they are not significant as permitted by Item 601(b)(21) of Regulation S-K.

Subsidiary	Organized or Incorporated	Percent of Equity Securities Owned	Name Under Which Doing Business Other Than Subsidiary's
Wal-Mart Stores East, LP	Delaware, U.S.	100%	Walmart
Wal-Mart Stores Texas, LLC	Delaware, U.S.	100%	Walmart
Wal-Mart Property Company	Delaware, U.S.	100%	NA
Wal-Mart Real Estate Business Trust	Delaware, U.S.	100%	NA
Sam's West, Inc.	Arkansas, U.S.	100%	Sam's Club
Sam's East, Inc.	Arkansas, U.S.	100%	Sam's Club
Sam's Property Company	Delaware, U.S.	100%	NA
Sam's Real Estate Business Trust	Delaware, U.S.	100%	NA
ASDA Group Limited	England	100%	ASDA
Wal-Mart de Mexico, S.A.B. de C.V.	Mexico	71%	Walmex
Wal-Mart Canada Corp.	Canada	100%	Walmart
Flipkart Private Limited	Singapore	81%	Flipkart
Wal-Mart Japan Holdings K.K.	Japan	100%	Seiyu
Walmart Chile S.A.(1)	Chile	100%	Walmart Chile
Massmart Holdings Ltd	South Africa	52%	Massmart

(1)	The Company owns substantially all of Walmart Chile.